Exhibit 10.37

FIRST AMENDMENT

TO FRANCHISE AGREEMENT

The Summerfield Suites® by Wyndham Hotel Franchise Agreement dated February 24, 2004 (“Franchise Agreement”) by and between Summerfield Hotel Company, L.P. (“Franchisor”) and KPA Leaseco IV, Inc. (“Franchisee”), is hereby amended as set forth in this First Amendment to Franchise Agreement (“Amendment”) of even date. The terms of this Amendment supersede any inconsistent or conflicting provisions in the Franchise Agreement, are for the benefit of Franchisee, and are not transferable without the prior written consent of Franchisor. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Franchise Agreement.

1. Conversion and New Construction Addenda; Property Improvement Plan. The Conversion and New Construction Addenda to the Franchise Agreement have been intentionally deleted and all references to those Addenda in the body of the Franchise Agreement are hereby deleted by this reference. In addition, anything in the Franchise Agreement to the contrary notwithstanding, Franchisor shall not require Franchisee to comply with a Property Improvement Plan in connection with the execution of the Franchise Agreement.

2. Area of Protection. Anything in Section I.B. of the Franchise Agreement to the contrary notwithstanding, during the term of the Franchise Agreement, Franchisor shall not develop and/or operate, or license any person or entity other than Franchisee to develop and/or operate, a System Hotel within a five (5) mile radius of the Hotel (the “Agreed Area”); provided, that Franchisor may continue to operate, manage, or license (and renew the agreements related to the management or licensing of) all System Hotels that are within the Agreed Area on the Execution Date of the Franchise Agreement.

3. Commencement of Obligations. Section I.D. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“D. Obligations Commencing on Effective Date. The rights and obligations of the parties under this Agreement shall commence on the Effective Date.”

4. Renewal. Section II.B.7. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“7. Franchisee shall execute Franchisor’s then-current form of franchise agreement, which shall supersede this Agreement in all respects and the terms of which may differ from the terms of this Agreement including, without limitation, higher royalty and marketing fees. Franchisee shall not be required to pay any additional initial fee or renewal fee.”

5. Fees.

a. Initial Fee; Expansion Fee. Sections III.A.1. and III.A.2. of the Franchise Agreement are hereby deleted in their entirety and replaced by the following:

“A. Expansion Fee. Franchisee shall have no right to expand the number of guest rooms at the Hotel without Franchisor’s prior written consent and payment of an expansion fee in an amount equal to the then-current initial franchise fee per guest room for each additional guest room proposed to be added. Franchisee shall pay the expansion fee to Franchisor with its application for approval of the proposed expansion, which approval will be at the sole discretion of Franchisor. If Franchisee’s application for expansion is approved by Franchisor, the expansion fee shall be non-refundable. If Franchisee’s application for expansion is not approved by Franchisor, Franchisor will refund the expansion fee, less Franchisor’s application processing charge.”

b. Royalty. Section III.B. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“B. Royalty. In consideration for Franchisee’s continuing use of the Proprietary Marks and the System, Franchisee shall pay to Franchisor a continuing monthly royalty fee beginning on the Effective Date and continuing during the term of this Agreement in an amount equal to a percentage of Gross Room Revenues of the Hotel as follows: (a)(i) one percent (1%) of Gross Room Revenues from the Effective Date until the first (1st) anniversary thereof; (ii) one and one-half percent (1.5%) of Gross Room Revenues from the first (1st) anniversary of the Effective Date until the second (2nd) anniversary of the Effective Date; (iii) two percent (2%) of Gross Room Revenues from the second (2nd) anniversary of the Effective Date until the fifth (5th) anniversary of the Effective Date; and (iv) two and one-half percent (2.5%) of Gross Room Revenues from the fifth (5th) anniversary of the Effective Date and continuing for the duration of the term of this Agreement; provided, that (b) if, at any time following the Effective Date, there are fewer than twenty-two (22) but at least twenty (20) System Hotels operated, managed and/or franchised by Franchisor and/or its Affiliates, then from and after such date and until such time as there are again at least twenty-two (22) System Hotels (whereupon royalty rates shall revert to the schedule set forth in (a) above), the royalty rate shall be reduced to one percent (1%); and further provided, that (c) if, at any time following the Effective Date, there are fewer than twenty (20) System Hotels operated, managed and/or franchised by Franchisor and/or its Affiliates, then from and after such date and until such time as there are again at least twenty (20) System Hotels (whereupon royalty rates shall revert to the schedule set forth in (a) or (b) above, as applicable), the royalty rate shall be reduced to zero percent (0%).”

c. Marketing Fee. Section III.C. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“C. Marketing Fee. Franchisee shall pay to Franchisor a continuing monthly marketing fee (the “Marketing Fee”) as a contribution to the Central Marketing Fund (defined in Section IX.B.), which shall be maintained and administered for the System by Franchisor or its designee as provided in Paragraph IX.B. hereof, beginning on the Effective Date and continuing during the term of this Agreement in an amount equal to a percentage of Gross Room Revenues of the Hotel as follows: (i) one percent (1%) of Gross Room Revenues from the Effective Date until the second (2nd) anniversary thereof; (ii) one and one-half percent (1.5%) of Gross Room Revenues from the second (2nd) anniversary of the Effective Date and continuing for the duration of the term of this Agreement. Each System Hotel owned or managed by Franchisor or its Affiliates shall make contributions to the Central Marketing Fund at generally the same rate required of franchisees. Following the fifth (5th) anniversary of the Effective Date, Franchisor may increase the Marketing Fee periodically to an amount consistent with the Marketing Fee allocation for all System Hotels, including System Hotels which are owned or managed by Franchisor or its Affiliates.”

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d. Reservation System Fees. Section III.D. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“D. Reservation System Fees. Beginning on the Effective Date, Franchisee shall pay to Franchisor or its designee reservation system fees in an amount equal to the allocated reservation center cost per reservation charged to all System Hotels, including System Hotels which are owned or managed by Franchisor or its Affiliates. Reservation center costs shall be paid or reimbursed on the basis of the cost for handling reservations made at the Hotel. Reservation system fees shall be subject to increase or decrease by Franchisor, provided that any increase or decrease shall apply equally to all System Hotels, including System Hotels which are owned or managed by Franchisor or its Affiliates. Franchisor reserves the right to modify or change the reservation system and the basis for computing reservation system fees, provided the fees are computed on the same basis for all System Hotels.”

e. Regional Cooperative Marketing Fee. Section III.F. of the Franchise Agreement is hereby deleted in its entirety.

f. Due Dates. Section III.G. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“G. Due Dates. All payments required in Sections III.B, III.C, III.E, and III.F shall be paid to Franchisor by the fifteenth (15th) day of each month with respect to the Gross Room Revenues for the preceding month, and shall be submitted to Franchisor together with any reports required under Section XIII. of this Agreement. All payments required in Section III.D. and all other invoices forwarded by Franchisor or its Affiliates to Franchisee, shall be paid as provided in the invoice (but no earlier than thirty (30) days after receipt of the invoice) or, if the invoice does not specify a date for payment, within thirty (30) days after Franchisee’s receipt of the invoice. Any payment or report not actually received by Franchisor on or before the date due shall be deemed overdue. If any payment is overdue, Franchisee shall pay to Franchisor, in addition to the overdue amount and as a late charge, interest on such amount from the date it was due until paid, at one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. Entitlement to the late charge shall be in addition to any other remedies Franchisor may have. If Franchisor is ever deemed to have contracted for, charged, or received interest in an amount that exceeds the amount permitted under applicable law, then the excess amount shall be deemed to be, and shall be treated as, a payment of outstanding fees or other amounts due under this Agreement and, if no such amounts remain outstanding, any remaining excess shall be paid to Franchisee, as applicable.”

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6. Management Staffing and Training.

a. Hotel Management. The initial paragraph of Section V.A. and Subsection V.A.1. of the Franchise Agreement are hereby deleted in their entirety and are replaced by the following:

“A. Hotel Management. Franchisee will at all times retain and exercise management control over the Hotel. Any lease, management agreement or other arrangement for operating the Hotel or any part thereof (including, without limitation, food and beverage service facilities) shall be subject to Franchisor’s prior written consent, which such consent shall not be unreasonably withheld.

1. If Franchisee wishes to engage a management company to manage the Hotel, Franchisee shall apply to Franchisor for its consent. In order to be approved by Franchisor, a proposed management company must be deemed by Franchisor, in its reasonable judgment, qualified to manage the Hotel. Franchisor hereby acknowledges and agrees that any entity controlled by Jeffrey H. Fisher is deemed qualified to manage the Hotel and that any revocation of such approval shall take place only upon Franchisor’s reasonable determination that continued management by such entity will result in adverse harm to the System. Franchisor may refuse to approve any proposed management company which, in Franchisor’s reasonable judgment, is not financially capable or responsible, is inexperienced or unqualified in managerial skills or operational capacity or capability, or is otherwise unable to adhere fully to the obligations and requirements of this Agreement. Franchisor may also withhold its approval if the proposed management company does not provide Franchisor with all information that Franchisor may reasonably request in order to reach such decision. It is understood that confidential information and materials are, in the normal course of business, imparted to System franchisees and managers, and Franchisor will be under no obligation to approve any proposed management company that is a franchisor or owner, or is affiliated with the franchisor or owner (other than as a passive investor), of an upscale, extended-stay hotel as defined by Smith Travel Research. Franchisor reserves the right, at its option and upon reasonable notice, to revoke its approval of any management company that fails to continue to meet Franchisor’s standards, as determined by Franchisor in its reasonable discretion and based upon factors consistently applied to all System Hotel managers.”

In addition to the foregoing, Section V.A.2.c. of the Franchise Agreement is hereby amended to delete the phrase “Franchisor shall be named as a third party beneficiary of the management agreement with the independent right to enforce the provision described in Section V.A.2.b. above, or” and Section V.A.3.a. of the Franchise Agreement is hereby amended to change the term “sole discretion” to “reasonable discretion”.

b. Staffing; Training. Section V.B. of the Franchise Agreement is hereby amended by the addition of the following language at the end of that section:

“Anything in Section V.B. to the contrary notwithstanding, Franchisor acknowledges that certain staff positions at the Hotel are currently filled by personnel who serve in such positions for more than one Hotel, and Franchisor agrees that such existing staff “sharing” is permitted under this Agreement. Franchisor further acknowledges that no additional initial training of the existing Hotel personnel is required. However, any new or replacement personnel must satisfactorily complete initial training pursuant to Section V.B.”

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c. Nonsolicitation of Employees. Section V.C. of the Franchise Agreement is hereby amended by the addition of the following at the end of that section:

“Unless the employee in question first solicits Franchisor or its Affiliates for employment, Franchisor or its Affiliates will not employ or seek to employ any person who is employed by Franchisee and shall not directly or indirectly induce any such person to leave his or her employment without first obtaining the written consent of Franchisee.”

7. Hotel Operations.

a. Promotion of Other Businesses. Section VI.C. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“C. Promotion of Other Businesses. Without the prior written consent of Franchisor, which may be withheld in Franchisor’s sole discretion, Franchisee and Franchisee’s manager shall ensure that no part of the Hotel or the System is used, without limitation, to further or promote a different or competing business, including advertising or promotion for hotels other than those franchised by Franchisor or its Affiliates. In addition, except as expressly permitted in the Manual or otherwise consented to by Franchisor in writing, no part of the Hotel or the System shall be used to further or promote any other business or concession at the Hotel. Franchisee shall encourage the use of System Hotels by the traveling public; provided, however, that nothing herein shall prohibit, and Franchisee agrees to participate in, any program specified by Franchisor for referring prospective customers to other hotels when the customers cannot be accommodated by Franchisee’s Hotel or any other System Hotel. Nothing herein shall prohibit Franchisee or an Affiliate of Franchisee from developing, operating or promoting other hotels or lodging facilities so long as Franchisee satisfies the provisions of Sections VI.A., B. and C. and Section XII. of this Agreement.”

b. Quality Assurance Program; Inspections. Section VI.F. of the Franchise Agreement is hereby amended by the addition of the following at the end of that section:

“Upon Franchisee’s reasonable request, Franchisor shall certify to Franchisee that it is administering the quality assurance program applicable to System Hotels in accordance with its terms and in a reasonably consistent manner, as determined by Franchisor, giving due regard to local conditions and special circumstances (including, without limitation, the market area and the physical peculiarities of a hotel).”

8. Furnishing and Maintaining the Hotel.

a. Hotel Facilities, Equipment and Furnishings. Section VII.A.1. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“1. Franchisor acknowledges that the Hotel has been operated as a Summerfield Suites® by Wyndham Hotel prior to the Effective Date of this Franchise Agreement, and that such Hotel is in material compliance with Franchisor’s System standards as of the Effective Date.”

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b. Upgrades. Anything in Section VII.D. of the Franchise Agreement to the contrary notwithstanding, Franchisee shall be required to upgrade or to cause the owner of the Hotel to upgrade those items at the Hotel listed on the Capital Planning Matrix attached as Exhibit 2 to this First Amendment at, but only at, the respective times designated with respect to such items on Exhibit 2 (each, a “Next Renovation Date”). All such upgrades shall be completed at Franchisee’s or the Hotel Owner’s sole cost and expense and in compliance with the standards and specifications of Franchisor in effect at the time that Franchisee commences work with respect to any item (the “Commencement Date Specs”). At each next Renovation Date, Franchisee shall be required to conform the item (if applicable) to the trade dress and FF&E required under Franchisor’s then-current System standards (which standards shall be applied consistently throughout the System for hotels of similar age), including, without limitation, such FF&E replacements, remodeling, redecoration and modifications to existing improvements as may be necessary to do so. In imposing requirements to upgrade the Hotel pursuant hereto, Franchisor shall be reasonable and shall consider the then-current System standards and requirements and the current structural design of the Hotel (and such standards shall be applied consistently throughout the System for hotels of similar age). Franchisee acknowledges that its failure to complete the renovations required hereby shall (except for delays that may be caused by the occurrence of events constituting force majeure) constitute a material default for which this Agreement may be terminated by Franchisor.

c. Purchasing Services. Section VII.E. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“E. Purchasing Services. Franchisor or one or more of Franchisor’s Affiliates may, at Franchisor’s option, offer to provide purchasing services to Franchisee in connection with Franchisee’s acquisition from third parties of some or all of the FF&E, food products, beverages, supplies and other items required in the operation of the Hotel and may offer such purchasing services to Franchisee for a reasonable fee.”

9. Advertising and Marketing.

a. Central Marketing Fund. Section IX.B.3. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“3. Franchisor will expend the Marketing Fee at such time and in such manner as it reasonably deems appropriate for the provision of the marketing services for the benefit of System Hotels. Franchisee acknowledges that the Fund is intended to maximize general public recognition, acceptance and use of the System and that Franchisor and its designees undertake no obligation in administering the Fund to make expenditures which are equivalent or proportionate to Franchisee’s contribution, or to ensure that any particular franchisee benefits directly or pro rata from expenditures by the Fund. Prior to the expenditure thereof, the collected Marketing Fees may be held or maintained in one or more accounts, any of which also may include funds other than Marketing Fees, but Franchisor in any event shall provide to Franchisee, upon Franchisee’s written request, but in no event more than once per calendar year, an annual accounting and/or report reasonably acceptable to Franchisee regarding the Marketing Fee. Franchisor also will permit Franchisee access to Franchisor’s records concerning the holding and expenditure of such Marketing Fee at any reasonable time or times during Franchisor’s regular business hours.”

b. Initial Opening Campaign. Section IX.D. of the Franchise Agreement is hereby deleted in its entirety.

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c. Additional Marketing Programs. Anything in Section IX.F. of the Franchise Agreement to the contrary notwithstanding, Franchisee shall not be required to participate in any cooperative advertising, marketing and sales programs that would otherwise be paid for in accordance with Section III.F. of the Franchise Agreement, but shall, at Franchisee’s cost, participate in customer satisfaction programs for an amount equal to Thirteen Dollars ($13.00) per room per year, payable monthly.

d. Internet Website. Section IX.G.2. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“2. At Franchisee’s request, Franchisor shall include at the Website an interior page containing information about Franchisee’s Hotel. Franchisor may require Franchisee to prepare all or a portion of the page, at Franchisee’s expense, using a template that Franchisor provides. All such information will be subject to Franchisor’s approval prior to posting.”

10. Proprietary Marks. Section X.B.6. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“6. Franchisor reserves the right to modify the Proprietary Marks or substitute different proprietary marks for use in identifying the System if the current Proprietary Marks no longer can be used, or if Franchisor, in its sole discretion, determines that substitution of different Proprietary Marks will be beneficial to the System. Further, in the event of a sale or any other transfer or assignment of Franchisor’s rights under this Agreement, Franchisor also reserves the right to require any purchaser, assignee or transferee to cease using the Proprietary Marks and substitute different names, marks, logos, insignia, slogans, emblems, designs or other identifying commercial symbols in connection with the continued operation of the business. In any such event, Franchisor may require Franchisee, at Franchisor’s expense (or at the expense of such purchaser, assignee or transferee), to discontinue or modify Franchisee’s use of any of the Proprietary Marks or to use one or more additional or substitute names, marks, logos, insignia, slogans, emblems, designs or other identifying commercial symbols. In that event, Franchisee shall, at Franchisor’s expense (or at the expense of such purchaser, assignee or transferee), discontinue or modify Franchisee’s use of any of the Proprietary Marks and use such additional or substitute names, marks, logos, insignia, slogans, emblems, designs or other identifying commercial symbols as Franchisor or the purchaser, transferee or assignee may require.”

11. Manual. Section XI.A. of the Franchise Agreement is hereby amended by the addition of the following language at the end of that section:

“In the event of a conflict between the language contained in the Franchise Agreement and the language contained in the Manual, the Franchise Agreement shall control.”

12. Financial Statements. Section XIII.C. of the Franchise Agreement is hereby amended in its entirety to read as follows:

“Financial Statements. Within thirty (30) days following the end of each fiscal quarter during the term of this Agreement, Franchisee shall, at Franchisee’s expense, submit to Franchisor an unaudited quarterly profit and

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loss statement for the Hotel on a form reasonably acceptable to Franchisor and Franchisee. Each statement shall be signed by an authorized officer of Franchisee attesting that it is true and correct. In addition, Franchisee shall, at Franchisee’s expense, submit to Franchisor, within ninety (90) days following Franchisee’s fiscal year end, a complete annual unaudited financial statement, prepared internally in accordance with generally accepted accounting principles and signed by an authorized officer of Franchisee certifying that it is true and correct, showing the result of the operations of the Hotel during such fiscal year.”

13. Insurance.

a. Coverage Requirements. Sections XIV.A.1.c. and XIV.A.3., 6., 7. and 8. of the Franchise Agreement are hereby deleted in their entirety and are replaced by the following:

“c. Business interruption insurance covering at least eighteen (18) months’ loss of profits and necessary continuing expenses, including all franchise fees and related expenses, for interruptions caused by any occurrence covered by the insurance referred to in a. and b. immediately above and Franchisee’s royalty and Marketing Fee calculated on the basis of the Gross Room Revenues used as the basis for calculation of the business interruption insurance award. Such business interruption insurance shall be written on an all risks form, either as an endorsement to the policies described in 1.a. and b. above or on a separate policy.

“3. Commercial general liability insurance for any claims or losses arising or resulting from the Hotel, with combined single limits of one million dollars ($1,000,000) per each occurrence for bodily injury and property damage. The per location limit shall be not less than two million dollars ($2,000,000), and it shall apply in total to this Hotel only by specific endorsement. Such insurance shall be on an occurrence policy form and shall include premises and operations liability, liability with respect to all contracts with respect to the designated property, written and oral, products and completed operations liability, broad form property damage liability, personal injury liability, liquor liability, and incidental medical malpractice liability.

“6. Safe depository insurance in an amount not less than fifty thousand dollars ($50,000) per occurrence.

“7. Broad form umbrella excess liability which shall cover defense costs on a “first dollar” basis and shall provide coverage on a following form in respect of all underlying coverages, in an amount not less than twenty million dollars ($20,000,000) (excess of employment liability, general liability and automobile liability required underlying limits) per location, covering against excess liability over coverage provided by all primary general liability, automobile liability and employers’ liability insurance policies. Franchisor shall have the right to require Franchisee to increase the amount of coverage if, in Franchisor’s reasonable judgment, such an increase is appropriate, and any such increase is applied consistently to all like System Hotels.

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“8. Fidelity bond coverage on all Hotel employees in an amount not less than one million dollars ($1,000,000).”

b. General Requirements. Sections XIV.B.2. and 7. of the Franchise Agreement are hereby deleted in their entirety and are replaced by the following:

“2. Any deductibles or self insured retentions within the insurance policy or policies required hereunder shall not exceed two hundred fifty thousand dollars ($250,000), or such higher amount as may be approved in writing in advance by Franchisor. All deductibles and retentions are the sole responsibility of Franchisee.

“7. Prior to the date of this Agreement, Franchisee shall deliver to Franchisor a certificate of insurance or certified copy of each insurance policy evidencing the coverages required herein and setting forth deductibles and the amounts thereof, if any. Renewal certificates of insurance or certified copies of such insurance policy shall be delivered to Franchisor not less than thirty (30) days prior to their respective inception dates.”

14. Transferability of Interest.

a. Permitted Transfers. Section XV.C.3. of the Franchise Agreement is hereby amended to provide that Franchisor shall furnish to Franchisee’s lender Franchisor’s standard form of lender comfort letter and shall cooperate with lender to make such reasonable modifications thereto (if any) as lender may request. In addition, Section XV.C. is hereby amended to add the following new Subsections XV.C.4. and XV.C.5.:

“4. Franchisee may transfer its interest in this Agreement to another legal entity controlled by Innkeepers USA Trust, if (a) there is no uncured event of default under this Agreement, (b) the transferee entity unconditionally assumes in writing all of Franchisee’s obligations under this Agreement accruing from and after the date of such transfer and all of Franchisee’s indemnity obligations under Section XXI.B. hereof, whether arising before or after the transfer, and delivers a copy of such written assumption agreement to Franchisor, (c) all accrued royalty fees, Marketing Fees, reservation system fees, national sales fees, regional cooperative marketing fees and any and all other fees due and payable under this Agreement have been paid by Franchisee, and (d) Franchisee provides prior written notice to Franchisor. No such transfer shall relieve or excuse the liability of Franchisee or any person or entity who guaranteed or is otherwise liable for Franchisee’s performance hereunder for obligations (including, without limitation, indemnification obligations) under this Agreement that arose prior to the transfer, and such liability shall extend to any subsequent amendments, renewals and modifications of this Agreement (and any extensions, adjustments or compromises of claims) which are effective between Franchisor and the then-current franchisee notwithstanding the absence of any notice to or approval by those parties who remain liable, all of whom waive all notices and agree that Franchisor may proceed directly against them without proceeding against any other person or entity who may also be liable therefor. At Franchisor’s request, such persons further agree to execute or reexecute a form of guaranty substantially similar to the form of Guaranty attached to this Agreement.

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“5. Any person with an ownership interest in Franchisee may transfer a non-controlling interest in Franchisee without Franchisor’s prior written consent, provided, that (a) Franchisee shall promptly notify Franchisor of such proposed transfer in writing and shall provide such information relative thereto as Franchisor may reasonably request prior to the transfer, (b) the proposed transferee is not, and is not affiliated with, the franchisor or owner of an upscale, extended-stay hotel as defined by Smith Travel Research, (c) the proposed transferee has not been convicted of a felony or any other crime that is reasonably likely, in Franchisor’s sole judgment, to adversely affect the System, the Proprietary Marks, or the associated goodwill, and (d) upon completion of the transfer (i) the Hotel’s management remains satisfactory to Franchisor, in its sole discretion, and (ii) this Agreement and the obligations of Franchisee and of any person or entity guaranteeing Franchisee’s obligations under this Agreement remain in full force and effect. The transfer of a controlling interest shall be deemed to have occurred where, through one or a series of more than one transactions, (x) more than twenty-five percent (25%) of all the direct or indirect interests in Franchisee or in any person or entity that owns a controlling interest in Franchisee shall have changed hands since the Effective Date, or (y) there is a transfer of any general partnership interest in Franchisee or in any person or entity that owns a controlling interest in Franchisee or, (z) where no interest is held other than by those persons or entities who hold such interest on such date, more than fifty percent (50%) of all the direct or indirect interests in Franchisee or in any person or entity that owns a controlling interest in Franchisee shall have changed hands since the Effective Date.”

b. Conditions to Franchisor’s Consent. Sections XV.D.1., 3., and 7. of the Franchise Agreement are hereby deleted in their entirety and are replaced by the following:

“1. Transferor shall deliver to Franchisor a complete and accurate copy of any purchase and sale agreement or similar document covering the transaction, together with all such other documentation relating to the transaction as Franchisor may reasonably request;

“3. The proposed transferee shall submit to Franchisor an application, in the form prescribed by Franchisor, for a new franchise agreement to replace this Agreement for its unexpired term. Franchisor reserves the right to reject an application for a transfer for reasons that may include, without limitation, the following: (i) if Franchisor deems the transferee’s proposed debt service to be too great to permit the transferee to successfully operate the Hotel under the System, or (ii) if the proposed transferee or any of its affiliated entities (other than those holding passive interests) is the franchisor or owner, or is affiliated with the franchisor or owner, of an upscale, extended-stay hotel as defined by Smith Travel Research;

“7. Franchisee acknowledges that Franchisor has legitimate reasons to evaluate the qualifications of potential transferees and the proposed terms of their purchase in order to protect Franchisor’s business interests under and related to this Agreement and the relationship created hereby. Franchisee also acknowledges that Franchisor’s contact with potential transferees for the purpose of protecting its business interests will not constitute improper or unlawful conduct. Franchisee expressly authorizes Franchisor to

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investigate any potential transferee’s qualifications, to evaluate the proposed purchase terms, and to withhold consent to those transactions for reasons consistent with the provisions of this Agreement.”

c. Death or Permanent Disability. Section XV.E of the Franchise Agreement is hereby amended by the addition of the following at the end of that section:

“; and further provided, that a transfer occasioned by the death or permanent disability of Franchisee or any Controlling Principal shall not result in the imposition of a transfer fee (as provided in Section XV.D.2.) or in a requirement to upgrade the Hotel (as provided in Section XV.D.5.).

d. Right of First Refusal. Section XV.F. of the Franchise Agreement is hereby deleted in its entirety.

15. Security Offerings. Anything in Section XVI.A. of the Franchise Agreement to the contrary notwithstanding, the parties acknowledge that it is not their intent to restrict the trading of shares of Innkeepers USA Trust (the “Trust”) in the ordinary course of business and that sales of non-controlling interests in the Trust shall not be subject to this Section XVI.

16. Default and Termination.

a. Termination – No Notice or Cure. Section XVII.A. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“A. Termination – No Notice or Cure. Franchisee shall be deemed to be in default under this Agreement and all rights granted hereunder shall automatically terminate without notice from Franchisor, if Franchisee shall become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by Franchisee or such a petition is filed against and consented to by Franchisee, or if Franchisee is adjudicated bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee’s business or assets is filed and consented to by Franchisee, or if a receiver or other custodian (permanent or temporary) of Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction, or if proceedings for a compromise with creditors under any state or federal law is instituted by, against or consented to by Franchisee, or if a final judgment remains unsatisfied or of record for ninety (90) days or longer (unless a supersedeas bond is filed), or if any lien or mortgage against the Hotel or other real or personal property appurtenant thereto is foreclosed against (or Franchisee executes a deed in lieu of foreclosure) or if the real or personal property of the Hotel shall be sold after levied upon by any sheriff, marshal, or constable.”

b. Termination – Notice Only. Section XVII.B.6. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“6. If in an audit conducted pursuant to the provisions of this Agreement Franchisee is determined to have underreported Gross Room Revenues by five percent (5%) or more twice in any thirty-six (36) month period;”

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c. Section XVII. of the Franchise Agreement is hereby amended by the addition of the following as new subsection D.:

“D. Termination by Franchisee.

1. Franchisor shall be deemed to be in default under this Agreement and all rights granted hereunder shall automatically terminate without notice from Franchisee, if Franchisor or its parent, Wyndham International, Inc. (“Wyndham”), shall become insolvent or make a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by Franchisor of Wyndham or such a petition is filed against and consented to by Franchisor or Wyndham, or if Franchisor or Wyndham is adjudicated bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver of Franchisor or Wyndham or other custodian for Franchisor’s business or assets or Wyndham’s business or assets is filed and consented to by Franchisor or Wyndham or if a receiver or other custodian (permanent or temporary) of Franchisor’s or Wyndham’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction, or if proceedings for a compromise with creditors under any state or federal law is instituted by, against or consented to by Franchisor or Wyndham., or if a final judgment remains unsatisfied or of record for ninety (90) days or longer (unless a supersedeas bond is filed).

2. Notwithstanding anything in this Agreement to the contrary, Franchisee shall have the right to terminate this Agreement without payment of liquidated damages or a termination fee but subject to payment of all accrued fees then due and owing if,

a. At any time following the Effective Date, all or substantially all of the Summerfield Suites® by Wyndham Hotels operated, managed and/or franchised for operation by Franchisor and/or its Affiliates are converted to any brand other than one of the Alternative Hotel Brands set forth in Exhibit 1 to the First Amendment to Franchise Agreement. If Franchisee elects to terminate this Agreement pursuant to this Section XVII.D.2.a., Franchisee shall give written notice thereof to Franchisor, whereupon this Agreement shall terminate upon the date specified in such notice, which shall not be less than ninety (90) days after such notice is given.

b. During the five (5) calendar years following the Effective Date, Franchisor and/or its Affiliates have entered into fewer than five (5) new agreements (excluding the renewal and extension of any agreements in existence on the Effective Date) for the operation, management and/or franchise of System Hotels (without regard to any closures of System Hotels during such five (5) year period); provided, that Franchisee shall give at least ninety (90) days’ prior written notice to Franchisor of Franchisee’s election to terminate this Agreement pursuant to this Section XVII.D.2.b.

c. At any time following the Effective Date there are fewer than fifteen (15) System Hotels operated, managed and/or franchised by Franchisor and/or its Affiliates; provided, that Franchisee shall give at least ninety (90) days’ prior written notice to Franchisor of Franchisee’s election to terminate this Agreement pursuant to this Section XVII.D.2.c.

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d. Franchisor or its Affiliates transfers more than fifty percent (50%) of all Summerfield Suites® by Wyndham Hotels to an unaffiliated third party other than a Pre-Approved Assignee (defined below), or Wyndham International, Inc. transfers more than fifty percent (50%) of its direct or indirect ownership interest in Franchisor to an unaffiliated third party other than a Pre-Approved Assignee.

e. Franchisor or its Affiliate transfers fifty percent (50%) or less of all Summerfield Suites® by Wyndham Hotels to an unaffiliated third party other than a Pre-Approved Assignee or Wyndham International, Inc. transfers fifty percent (50%) or less of its direct or indirect ownership interest in Franchisor to an unaffiliated third party other than a Pre-Approved Assignee; provided, however, that Franchisee shall have no such right to terminate if Wyndham International, Inc. or its Affiliate maintains control of the Summerfield Suites® by Wyndham brand. For the purposes of this Section XVII.D.2.e., in order for Franchisor to be deemed to control the Summerfield Suites by Wyndham brand, Franchisor must have the right to control (i) the content, implementation, and modification of the Summerfield Suites® by Wyndham System (comprised of franchise and related agreements and brand standards (including operating and similar manuals)); (ii) the use of all Summerfield Suites® by Wyndham marketing funds; (iii) the design and content of the primary website which includes information regarding Summerfield Suites® by Wyndham Hotels; (iv) the design and operation of the Summerfield Suites® by Wyndham reservation system; and (v) the strategy for use of all other distribution channels. Franchisor will give Franchisee reasonable notice prior to such proposed transfer.

The termination rights set forth in Sections XVII.D.2.d. and e. do not apply with respect to a transfer to a Pre-Approved Assignee. For the purposes of Sections XVII.D.2.d. and e., a “Pre-Approved Assignee” is either (i) one of the following hotel companies: Marriott, Hilton, Hyatt, Intercontinental, Fairmont, Mandarin, Peninsula, Four Seasons, Starwood, Carlson, or Omni or (ii) any other entity which (x) ) has a net worth of at least twenty five million dollars ($25,000,000) and (y) through itself or an Affiliate, then-currently owns, manages, or franchises at least fifty (50) upscale (or better) hotels with an aggregate of at least seven thousand five hundred (7,500) keys which derived during the one (1) year period immediately preceding the date of the transfer at least twenty percent (20%) (“Brand Contribution Threshold”) of total gross room revenues from or through the entity’s or the entity’s Affiliate’s (a) reservation systems, (b) national sales offices (group, business travel and leisure) and (c) frequent guest programs (“Brand Contribution GRR”). For the purposes of determining whether the Brand Contribution Threshold has been met, if franchisees of such hotel system independently book groups (“Independent Group Bookings”) which cause the available room inventory of any hotel to decrease by twenty percent (20%) or more (“Inventory Shortage”), then neither the total gross room revenue nor the Brand Contribution GRR shall include that portion of gross room revenue derived from such Independent Group Bookings which results in the Inventory Shortage.

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With respect to any termination under this Section XVII.D.2., Franchisee represents, warrants, and agrees that it will continue to operate the Hotel during the notice period exclusively as a franchisee under the System and that it will comply with all terms of this Agreement and will pay all fees and charges applicable thereunder during the notice period.”

17. Liquidated Damages. Section XVIII.E. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“E. Pay Liquidated Damages. If this Agreement is terminated for any reason, other than a rightful termination of this Agreement by Franchisee for reasons including those specifically provided in Section XVII.D., Franchisee shall pay to Franchisor liquidated damages for the premature termination of this Agreement only and not as a penalty or as damages for breaching this Agreement or in lieu of any other payment. Except with respect to a termination in connection with a sale of the Hotel to an unaffiliated third party, liquidated damages shall be a lump sum equal to the total amounts required under Sections III.B. and III.C. during the thirty six (36) full calendar months of operation preceding the termination; or if the Hotel has not been in operation as a Wyndham Hotel for thirty six (36) full calendar months, the greater of: (i) thirty six (36) times the monthly average of such amounts, or (ii) thirty six (36) times such amounts as are due for the one full calendar month preceding such termination. Notwithstanding the foregoing sentence, if the number of months remaining between the date of Franchisor’s written notice of default (or, in the event of termination pursuant to Section XVII.A., the occurrence of the termination event) and the date on which the term of this Agreement would otherwise have ended pursuant to Section II. hereof is less than thirty six (36) months, then the time period for calculating the amount of liquidated damages shall be the number of months remaining in such term. If this Agreement is terminated in connection with the sale of the Hotel to an unaffiliated third party, the measurement period for the calculation of liquidated damages shall be twelve (12), rather than thirty-six (36) months.

The parties acknowledge that a precise calculation of the full extent of the damages which Franchisor will incur in the event of the premature termination of this Agreement is difficult in the extreme, and agree that the lump sum payment provided under this Section XVIII.E. is a reasonable estimate of the damages for premature termination which Franchisor will incur in such event. Such payment of liquidated damages shall be in addition to amounts provided immediately below in Section XVIII.F. The payment of liquidated damages hereunder shall not affect Franchisor’s rights to obtain appropriate equitable relief and remedies, such as injunctive relief to enforce Section X. hereof and specific performance to enforce Section XVIII. hereof.”

18. Condemnation and Casualty. Section XIX.B. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“B. Casualty. If the Hotel is damaged or destroyed by fire or other cause, which damage or destruction necessitates the closing of the Hotel for a period in excess of one hundred eighty (180) days and Franchisee elects not to repair or rebuild the Hotel, Franchisee shall have the right to

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terminate this Agreement without payment of liquidated damages but subject to the payment of all accrued fees then due and owing under this Agreement, upon written notice to Franchisor given within sixty (60) days prior to the proposed termination date.”

19. Taxes, Permits and Indebtedness. Section XX.D. of the Franchise Agreement is hereby deleted in its entirety and replaced by the following:

“D. Notice of Judicial and Regulatory Matters. Franchisee shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may materially and adversely affect the operation or financial condition of the franchised business. Copies of all inspection reports, warnings, certificates and ratings issued by any governmental entity during the term of this Agreement in connection with the Hotel which indicate a material failure to meet or maintain governmental standards or to comply with any applicable law, rule or regulation, shall be forwarded to Franchisor by Franchisee within five (5) days of Franchisee’s receipt thereof.”

20. Independent Contractor and Indemnification. Section XXI.B of the Franchise Agreement is hereby deleted in its entirety and replaced by the following:

“B. Indemnity. Throughout the term of this Agreement, Franchisee shall indemnify, defend and save harmless Franchisor, its Affiliates, their respective officers, directors, agents, representatives, employees, successors and assigns (collectively, the “Indemnified Parties”), from and against all payments of money (including, without limitation, all losses, costs, liabilities, damages, claims, fines, settlement amounts, reasonable legal fees, costs and expenses) of every kind and description arising out of or resulting from Franchisee’s breach of any representation or warranty in this Agreement or the construction, conversion, operation or use of the Hotel or Hotel premises or of any other business conducted on or in connection with the Hotel by the Franchisee, or because of any act or omission of the Franchisee or anyone associated with, employed by, or affiliated with Franchisee (even where the strict liability or negligence, whether sole, joint or concurrent, active or passive, of the Indemnified Parties is actual or alleged). Franchisee shall promptly give written notice to Franchisor of any action, suit, proceeding, claim, demand, inquiry, or investigation related to the foregoing.

Franchisor shall have the right, at Franchisee’s expense, to control the defense or response to any such action if it could affect the Indemnified Parties financially, and such undertaking by Franchisor shall not, in any manner or form, diminish Franchisee’s obligations to Franchisor hereunder. Unless notified in writing by counsel for Franchisee that it has an actual or potential conflict of interest in representing the interests of both Franchisee and Franchisor, Franchisor shall exercise its rights under the preceding sentence through Franchisee’s counsel. Upon receipt of notice from counsel of such a conflict of interest, Franchisor may exercise its right through counsel of its own choosing, at Franchisee’s expense. At no time shall Franchisor be precluded from engaging its own counsel, at its expense.

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Franchisee shall also reimburse Franchisor for all expenses (including legal fees and court costs) reasonably incurred by Franchisor to protect itself and any of the Indemnified Parties from, or to remedy, Franchisee’s defaults under this Agreement, provided, that under no circumstances shall Franchisor be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim under this indemnity and against Franchisee, and the failure of Franchisor to pursue such recovery or mitigate such loss will no way reduce the amounts recoverable by Franchisor from Franchisee.

This indemnification shall survive the expiration, termination, or transfer of this Agreement or any interest herein.”

21. Representations of Franchisee. Section XXIII. of the Franchise Agreement is hereby deleted in its entirety and replaced by the following:

“Franchisor has entered into this Agreement in reliance upon the written statements and written information submitted to Franchisor by Franchisee in connection with this Agreement. Franchisee represents and warrants that all such written statements and written information submitted by Franchisee in connection with this Agreement are true, correct and complete in all material respects. Franchisee agrees to promptly advise Franchisor of any material changes in the information or statements submitted.”

22. Entire Agreement. Section XXV.B. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“B. This Agreement may not be amended, modified or rescinded, or any performance requirement waived, except by a written document signed by Franchisor and Franchisee. This provision does not apply to changes in the Manual, which Franchisor may modify unilaterally as provided in this Agreement. The parties expressly agree that this Agreement may not be amended or modified, or any performance standard changed, by course of dealing, by special indulgences or benefits Franchisor bestows on Franchisee, or by inference from a party’s conduct.”

23. Dispute Resolution and Governing Law. Sections XXVII.A., B., and F. of the Franchise Agreement are hereby deleted in their entirety and replaced by the following:

“A. FRANCHISOR AND FRANCHISEE AGREE TO SUBMIT ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ALL ATTACHMENTS AND ADDENDA) OR THE RELATIONSHIP CREATED BY THIS AGREEMENT TO NON-BINDING MEDIATION PRIOR TO BRINGING SUCH CLAIM, CONTROVERSY OR DISPUTE IN A COURT OR BEFORE ANY OTHER TRIBUNAL. THE MEDIATION SHALL BE CONDUCTED BY EITHER AN INDIVIDUAL MEDIATOR OR A MEDIATOR APPOINTED BY A MEDIATION SERVICES ORGANIZATION OR BODY, EXPERIENCED IN THE MEDIATION OF HOTEL INDUSTRY DISPUTES, AGREED UPON BY THE PARTIES AND, FAILING SUCH AGREEMENT WITHIN A REASONABLE PERIOD OF TIME (NOT TO EXCEED FIFTEEN (15) DAYS), AFTER EITHER PARTY HAS NOTIFIED THE OTHER OF ITS

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DESIRE TO SEEK MEDIATION BY THE AMERICAN ARBITRATION ASSOCIATION (OR ANY SUCCESSOR ORGANIZATION) IN ACCORDANCE WITH ITS RULES GOVERNING MEDIATION, AT FRANCHISOR’S PRINCIPAL PLACE OF BUSINESS. THE COSTS AND EXPENSES OF MEDIATION, INCLUDING COMPENSATION AND EXPENSES OF THE MEDIATOR (EXCEPT FOR THE ATTORNEY’S FEES INCURRED BY EITHER PARTY), SHALL BE BORNE BY THE PARTIES EQUALLY. IF THE PARTIES ARE UNABLE TO RESOLVE THE CLAIM, CONTROVERSY OR DISPUTE WITHIN THIRTY (30) DAYS AFTER THE MEDIATOR HAS BEEN CHOSEN, THEN, UNLESS SUCH TIME PERIOD IS EXTENDED BY WRITTEN AGREEMENT OF THE PARTIES, EITHER PARTY MAY BRING A LEGAL PROCEEDING UNDER SECTION XXVII.B. BELOW TO RESOLVE SUCH CLAIM, CONTROVERSY OR DISPUTE. NOTWITHSTANDING THE FOREGOING, FRANCHISOR MAY BRING AN ACTION (1) FOR MONIES OWED, (2) FOR INJUNCTIVE OR OTHER EXTRAORDINARY RELIEF, OR (3) INVOLVING THE PLACEMENT OR ENFORCEMENT OF ANY LIEN AGAINST THE HOTEL IN A COURT HAVING JURISDICTION AND IN ACCORDANCE WITH SECTION XVII.B., BELOW, WITHOUT FIRST SUBMITTING SUCH ACTION TO MEDIATION.

B. WITH RESPECT TO ANY CLAIMS, CONTROVERSIES OR DISPUTES WHICH ARE NOT FINALLY RESOLVED THROUGH MEDIATION OR AS OTHERWISE PROVIDED ABOVE, FRANCHISEE HEREBY IRREVOCABLY SUBMITS ITSELF TO THE JURISDICTION OF THE STATE AND TO THE FEDERAL DISTRICT COURT OF NORTH TEXAS—DALLAS DIVISION COURTS LOCATED IN DALLAS COUNTY, TEXAS AND HEREBY WAIVES ALL QUESTIONS OF PERSONAL JURISDICTION FOR THE PURPOSE OF CARRYING OUT THIS PROVISION. FRANCHISEE HEREBY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT BY ANY MEANS ALLOWED BY TEXAS OR FEDERAL LAW. FRANCHISEE FURTHER AGREES THAT VENUE FOR ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE DALLAS COUNTY, TEXAS; PROVIDED, HOWEVER, WITH RESPECT TO ANY ACTION (1) FOR MONIES OWED, (2) FOR INJUNCTIVE OR OTHER EXTRAORDINARY RELIEF OR (3) INVOLVING POSSESSION OR DISPOSITION OF, OR OTHER RELIEF RELATING TO, THE HOTEL PREMISES, FRANCHISOR MAY BRING SUCH ACTION IN ANY STATE OR FEDERAL DISTRICT COURT WHICH HAS JURISDICTION.

F. FRANCHISOR, FRANCHISEE AND THE CONTROLLING PRINCIPALS ACKNOWLEDGE THAT VARIOUS PROVISIONS OF THIS AGREEMENT SPECIFY CERTAIN MATTERS THAT ARE WITHIN THE DISCRETION OR JUDGMENT OF FRANCHISOR OR ARE OTHERWISE TO BE DETERMINED UNILATERALLY BY FRANCHISOR. IF THE EXERCISE OF FRANCHISOR’S DISCRETION OR JUDGMENT AS TO ANY SUCH MATTER IS SUBSEQUENTLY CHALLENGED, THE PARTIES TO THIS AGREEMENT EXPRESSLY

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DIRECT THE TRIER OF FACT THAT FRANCHISOR’S RELIANCE ON A BUSINESS REASON THAT DEMONSTRABLY BENEFITS THE SYSTEM IN THE EXERCISE OF ITS DISCRETION OR JUDGMENT IS TO BE VIEWED AS A REASONABLE AND PROPER EXERCISE OF SUCH DISCRETION OR JUDGMENT, WITHOUT REGARD TO WHETHER OTHER REASONS FOR ITS DECISION MAY EXIST AND WITHOUT REGARD TO WHETHER THE TRIER OF FACT WOULD INDEPENDENTLY ACCORD THE SAME WEIGHT TO THE BUSINESS REASON.”

24. Franchisee Acknowledgements. Section XXX.A. of the Franchise Agreement is hereby deleted in its entirety and is replaced by the following:

“A. FRANCHISEE ACKNOWLEDGES THAT IT DID NOT RELY ON ANY PROMISES, REPRESENTATIONS OR AGREEMENTS ABOUT THE FRANCHISOR OR THE FRANCHISE NOT EXPRESSLY CONTAINED IN THIS AGREEMENT IN MAKING ITS DECISION TO SIGN THIS AGREEMENT. FRANCHISEE FURTHER REPRESENTS AND WARRANTS THAT FRANCHISOR AND ITS REPRESENTATIVES HAVE NOT MADE ANY PROMISES, REPRESENTATIONS OR AGREEMENTS, ORAL OR WRITTEN, ABOUT THE FRANCHISOR OR THE FRANCHISE, EXCEPT AS EXPRESSLY CONTAINED IN THIS AGREEMENT.”

25. Guaranty. The following phrase is hereby deleted from the first paragraph of the Guaranty at Attachment B:

“ . . . warrant to Franchisor and its successors and assigns that all of Franchisee’s representations in the Franchise Agreement are true . . .”

26. Management Company Rider. The language in Attachment C is amended to add the following statement to the end of the final paragraph:

“Notwithstanding the foregoing, Franchisor agrees that Franchisor will first look to the Franchisee and any Guarantor before seeking recourse against the Management Company.”

27. Definitions. The defined terms on Attachment D are hereby modified as follows. Except as specifically set forth below, the definitions set forth in Attachment D shall remain unchanged.

“The ‘Effective Date’ of the Franchise Agreement is the Effective Date identified in Attachment A to this Agreement. The Effective Date shall be entered on Attachment A to this Agreement.”

‘Expiration Date’ is that date which is 10 years following the Effective Date on which this Agreement expires. The Expiration Date shall be entered on Attachment A to this Agreement.

‘Franchisee’ means the entity identified in the preamble to this Agreement.

‘Gross Room Revenues’ include all gross revenues attributable to or payable for the rental of guest rooms at the Hotel, including, without limitation, all credit transactions, whether or not collected, but excluding

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any sales or room taxes collected by Franchisee for transmittal to the appropriate taxing authority and any revenue from the sale or rental of ancillary goods and services, such as “guest stop” items, telephone income, high speed internet access (or related technologies) and pay-per-view offerings. Gross Room Revenues also include the proceeds from any business interruption insurance applicable to loss of revenues due to the nonavailability of guest rooms and for guaranteed no-show revenue which is collected. Gross Room Revenues shall be accounted for in accordance with the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, Inc.”

28. Construction. Except to the extent expressly set forth in this Amendment, the terms of the Franchise Agreement control.

IN WITNESS WHEREOF, Franchisor and Franchisee have executed this First Amendment to Franchise Agreement.

FRANCHISOR:

SUMMERFIELD HOTEL COMPANY, L.P.,
a Kansas limited partnership

By:	PAH-Summerfield LLC,
General Partner

	By:	PAH–L.P., Inc.,
Its Manager and Sole Member

By:
Name:
Title:

FRANCHISEE

KPA LEASECO IV, INC.

By:
Jeffrey H. Fisher, President

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Exhibit 1

Alternative Hotel Brands

Residence Inn

Homewood Suites

Exhibit 2

Capital Planning Matrix

Design & Construction

PROPERTY RENOVATION PLAN

SUMMERFIELD SUITES® BY WYNDHAM HOTEL

Date: 07 May 2003

Prepared by: R.C. Lietz

LIFE CYCLE PLAN 05-07-03	23/26

ANTICIPATED RENOVATION CYCLES

These following charts are to assist in establishing the general time frames that are to be used to determine when and what level of renovation will be expected for primary areas of the hotel.

To use these charts you will need to determine the present condition of the hotel and mark it’s position for each area. For example: If the hotel is less than one year old the charts can be directly used to determine when expected work may occur. If, for instance, the lobby had the FF&E replaced two years ago a major renovation would be expected within the next five years based on the projected seven-year cycle.

Subjective judgment will be required for each property to establish the life cycle time for each area since the wear and tear factors for each area can vary significantly. Establish when the last renovation occurred and the observed condition of the property today. If significant wear and tear exist you will need to forecast an earlier time than indicated on the chart.

The following charts represent the standard timing for future renovation cycles that will be used as a basis for maintaining Summerfield Suites® brand standards. Operational reviews, by Summerfield, during the operation of the hotel may determine earlier cycle times based on actual conditions present at the property.

Exterior and Public Space

Capital Planning Matrix

Year from Initial Installation Date	A. Guesthouse – Finishes	B. Guesthouse – Carpet, Seating	C. Public Restrooms - Finishes	D. Public Restrooms – Major Renovation	E. Swimming Pool Re-surface pool, Equipment	F. Exterior Paint	G. Roof Replacement	H. Parking Lot Resurface
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Guestroom Areas

Capital Planning Matrix

Year from Initial Installation Date	A. Guestroom Corridor carpet and wall covering	B. Guestroom carpet, wall covering, drapery, bedspreads, and lampshades	C. Guestroom lamps, artwork, all case goods, and seating	D. Guest Bathroom lighting, wall covering, faucets and mixing valves	E. Televisions	F. HVAC Units
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